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                                                                      EXHIBIT 15


                                 May 12, 2000



Quicksilver Resources Inc.
777 West Rosedale
Fort Worth, Texas 76104


     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Quicksilver Resources Inc. and subsidiaries for the periods ended March 31, 2000 and 1999, as indicated in our report dated May 11, 2000; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in Registration Statement No. 333-94387 on Form S-8.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

                                    DELOITTE & TOUCHE LLP

                                    /s/ Deloitte & Touche LLP

                                    Fort Worth, Texas